Exhibit 16.1
Beckstead and Watts, LLP Certified Public Accountants	3340 Wynn Road, Suite C Las Vegas, NV 89102 702.257.1984 702.362.0540 fax

November 20, 2002

Mr. Pierre Quilliam

Dicut, Inc.

2150 Northwest Parkway, SE, Ste. H

Marietta, Georgia 30067

Dear Mr. Quilliam:

We hereby resign as independent certified public accountants for Dicut, Inc. (Commission File # 000-30161), effective immediately.

By copy of this letter to the US Securities and Exchange Commission, I hereby additionally confirm that the client-auditor relationship between Dicut, Inc. (Commission File # 000-30161) and the firm of Beckstead and Watts, LLP has ceased.

Please appropriately and immediately file a Form 8-K - Notice of Resignation of Auditor and forward a copy to me.

Sincerely,

/s/ Brad Beckstead

G. Brad Beckstead, CPA

Partner

cc: Robert Mottern, Esq.

Office of the Chief Accountant, SEC

Director of Listing Qualifications, NASD

OTC Compliance Unit, NASD Regulation, Inc.